BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☐ Certificate of Designation
☒ Certificate of Amendment to Designation - Before Issuance of Class or Series
☐ Certificate of Amendment to Designation - After Issuance of Class or Series
☐ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: DSG Global Inc. Entity or Nevada Business Identification Number (NVID): E0668502007
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series A Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing: Series A Preferred Stock
5. Amendment of class or series of stock:	☒ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* See attached Certificate of Designation.
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X [signature] Signature of Officer Date: 11/20/2019

* Attach additional page(s) if necessary
This form must be accompanied by appropriate fees.

SCHEDULE A

DSG GLOBAL INC.

CERTIFICATE OF DESIGNATION

SERIES "A" PREFERRED STOCK

Preferred Stock of the Company, to be named "Series A Preferred Stock," consisting of 3,000,000 shares, which series shall have the following designations, powers, preferences and relative and other special rights and the following qualifications, limitations and restrictions:

1. Designation and Rank. The designation of such series of the Preferred Stock shall be the Series "A" Preferred Stock, par value $0.001 per share (the "Series A Preferred Stock"). The maximum number of shares of Series A Preferred Stock shall be 3,000,000. The Series A Preferred Stock shall rank senior to the Company's common stock, par value $0.001 per share (the "Common Stock"), and to all other classes and series of equity securities of the Company which by their terms do not rank senior to the Series A Preferred Stock ("Junior Stock"). The Series A Preferred Stock shall be subordinate to and rank junior to all indebtedness of the Company now or hereafter outstanding.

2. Dividends. Holders of the Series A Preferred Stock shall share not be entitled to any dividends that may, from time to time be declared by the Board of Directors.

3. Voting Rights.

(a) Class Voting Rights. The Series A Preferred Stock shall have the following class voting rights (in addition to the voting rights set forth in Section 3(b) hereof). So long as any shares of the Series A Preferred Stock remain outstanding, the Company shall not, without the affirmative vote or consent of the holders of at least seventy-five percent (75%) of the shares of the Series A Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of the Series A Preferred Stock vote separately as a class: (i) authorize, create, issue or increase the authorized or issued amount of any class or series of stock, including but not limited to the issuance of any more shares of Preferred Stock, ranking pari passu or senior to the Series A Preferred Stock, with respect to the distribution of assets on liquidation, dissolution or winding up; (ii) amend, alter or repeal the provisions of the Series A Preferred Stock, whether by merger, consolidation or otherwise, so as to adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock; provided, however, that any creation and issuance of another series of Junior Stock shall not be deemed to adversely affect such rights, preferences, privileges or voting powers; (iii) repurchase, redeem or pay dividends on, shares of Common Stock or any other shares of the Company's Junior Stock (other than de minimus repurchases from employees of the Company in certain circumstances, and any contractual redemption obligations existing as of the date hereof as disclosed in the Company's public filings with the Securities and Exchange Commission); (iv) amend the Articles of InCompany or By-Laws of the Company so as to affect materially and adversely any right, preference, privilege or voting power of the Series A Preferred Stock; provided, however, that any creation and issuance of another series of Junior Stock shall not be

deemed to adversely affect such rights, preferences, privileges or voting powers; (v) effect any distribution with respect to Junior Stock other than as permitted hereby; (vi) reclassify the Company's outstanding securities; (vii) voluntarily file for bankruptcy, liquidate the Company's assets or make an assignment for the benefit of the Company's creditors; or (viii) materially change the nature of the Company's business.

(b) General Voting Rights. Except with respect to transactions upon which the Series A Preferred Stock shall be entitled to vote separately as a class pursuant to Section 3(a) above and except as otherwise required by Nevada law, the Series A Preferred Stock shall be entitled to vote with the holders of the Company's Common Stock as a class at the rate of six hundred and sixty-five (665) common share votes per share of Series A Preferred Stock. The Common Stock into which the Series A Preferred Stock is convertible shall, upon issuance, have all of the same voting rights as other issued and outstanding Common Stock of the Company, and none of the rights of the Preferred Stock.

4. Retirement of Series A Preferred Stock. The Series A Preferred Stock shall be deemed cancelled five (5) years following issuance, provided that the Board of Directors may, in its discretion, retire the Series A Preferred Stock at any time after two (2) years following issuance, or defer the retirement of the Series A Preferred Stock for up to ten (10) years following issuance.

5. No Preemptive Rights. No holder of the Series A Preferred Stock shall be entitled to rights to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereinafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class, but all such new or additional shares of any class, or any bond, debentures or other evidences of indebtedness convertible into or exchangeable for shares, may be issued and disposed of by the Board of Directors on such terms and for such consideration (to the extent permitted by law), and to such person or persons as the Board of Directors in their absolute discretion may deem advisable.

6. Vote to Change the Terms of or Issue Preferred Stock. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the holders of not less than seventy-five percent (75%) of the then outstanding shares of Series A Preferred Stock (in addition to any other corporate approvals then required to effect such action), shall be required (a) for any change to this Certificate of Designation or the Company's Articles of InCompany which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series A Preferred Stock or (b) for the issuance of shares of Series A Preferred Stock other than pursuant to the Purchase Agreement.

7. Lost or Stolen Certificates. Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the shares of Series A Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Company and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue Preferred Stock Certificates if the holder contemporaneously requests the Company to convert such shares of Series A Preferred Stock into Common Stock.

8. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designation shall be cumulative and in addition to

all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designation. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Series A Preferred Stock and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holders of the Series A Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

9. Specific Shall Not Limit General; Construction. No specific provision contained in this Certificate of Designation shall limit or modify any more general provision contained herein. This Certificate of Designation shall be deemed to be jointly drafted by the Company and all initial purchasers of the Series A Preferred Stock and shall not be construed against any person as the drafter hereof.

10. Failure or Indulgence Not Waiver. No failure or delay on the part of a holder of Series A Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

IN WITNESS WHEREOF, the undersigned has executed and subscribed this Certificate and does affirm the foregoing as true this 28th day of October, 2019

DSG GLOBAL INC.

By: ______________________________
Name: Robert Silzer
Title: President and Chief Executive Officer